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                           SUB-ADVISORY AGREEMENT

     Sub-Advisory Agreement executed as of July 1, 2000, between LINCOLN INVESTMENT MANAGEMENT, INC., an Illinois corporation (the "Adviser"), and GOLDMAN SACHS ASSET MANAGEMENT, a division of GOLDMAN, SACHS & CO., a New York limited partnership (the "Sub-Adviser").

Witnesseth:

     That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.   SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

     (a)(i) Subject always to the supervision, direction and control of the Adviser and Directors ("Directors") of Lincoln National Growth and Income Fund, Inc. (the "Fund"), a Maryland corporation, which is an eligible investment fund for certain variable annuity and variable life insurance contracts issued by The Lincoln National Life Insurance Company (the "Variable Contracts"), the Sub-Adviser, at its expense, will furnish continuously an investment program for the Fund which shall at all times comply with all applicable laws and regulations; provided, however, that with respect to state insurance laws and regulations, Sub-Adviser shall only be responsible for complying with the requirements of those insurance laws and regulations that Adviser brings to the attention of Sub-Adviser by Adviser as provided below. The Sub-Adviser will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities. In the performance of its duties, the Sub-Adviser will comply with the provisions of the organizational documents and Bylaws of the Fund and the investment objectives, policies and restrictions of the Fund as set out in the current prospectus and statement of additional information of the Fund (as the same may be amended or supplemented from time to time), and will use its best efforts to safeguard and promote the welfare of the Fund, and will comply with other policies provided in writing to Sub-Adviser which the Directors or the Adviser, as the case may be, may from time to time determine; provided that with respect to policies governing transactions involving "affiliated persons," as defined by the Investment Company Act of 1940 ("Act") (such as those that may be adopted pursuant to Rules 17a-7, 17e-1, and 10f-3 under the Act), the Fund or the Adviser will identify all affiliated persons of the Adviser and the Fund, other than affiliated persons of the Sub-Adviser, to whom the policies apply, taking into account all exemptive orders and no-action relief applicable to the Fund. The Adviser agrees to inform the Sub-Adviser of any and all applicable state insurance law restrictions on investments that operate to limit or restrict the investments the Fund may otherwise make, and to inform the Sub-Adviser promptly of any changes in such restrictions. As a particular service to be rendered by Sub-Adviser, but not by way of limitation, Sub-Adviser shall, unless otherwise directed in writing by the Adviser or the Directors, vote proxies relating to the Fund's portfolio securities and exercise such other rights or

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privileges afforded by or relating to the portfolio securities of the Fund, in a manner consistent with the Fund's investment objectives, policies and restrictions.

     (a)(ii) Consistent with its responsibilities set out in Section 1(a)(i) above, the Sub-Adviser shall manage the Fund's assets so that the Fund shall comply with Section 817(h) of the Code and Treasury Regulation Section 1.817-5, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, and life insurance contracts, and any amendments or other modifications or successor provisions to such Sections or Regulations. In determining whether it has managed the Fund's assets in compliance with the foregoing by the last day of each calendar quarter, or within the 30 day cure period immediately following the end of the calendar quarter ("Cure Period"), or such other period required by the Code and the regulations thereunder in the future, Sub-Adviser shall be entitled to rely on the following information that Adviser shall supply within the three (3) business days after the end of each calendar quarter (or other period required by the Code and the regulations thereunder in the future):

     (1) a trial balance from the Fund's books and records as of the calendar quarter end (or other period required by the Code and the regulations thereunder in the future);

     (2) a detailed holdings report, with the fair market value of each investment as held on the Fund's books and records as of the calendar quarter end (or other period required by the Code and the regulations thereunder in the future); and

     (3) a schedule of open futures, forwards, options, and any other notional principal contracts showing the notional value and fair market value as held on the Fund's books and records as of the calendar quarter end (or other period required by the Code and the regulations thereunder in the future), it being understood and agreed to by the parties hereto that: (a) the Sub-Adviser may rely on the foregoing information solely for the purpose of determining the need to cure, and curing, within the Cure Period any failure by Sub-Adviser to manage the Fund's assets in compliance with such diversification requirements; (b) the Sub-Adviser may not rely on the foregoing information if it knows or should know that the information provided by the Adviser is or may be materially incorrect for any reason and Sub-Adviser fails to inform the Adviser immediately of the same in writing during the Cure Period; and (c) as a condition to relying on the foregoing information, the Sub-Adviser shall, within fifteen (15) business days after receipt of such information, notify Adviser in writing sent by facsimile, either that the Fund is in compliance with such diversification requirements using the information supplied by Adviser or, if the Fund is not in compliance with such diversification requirements, that it shall take all necessary steps, specifying the same, to cure such noncompliance within the Cure Period.

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     (b) The Sub-Adviser, at its expense, will furnish all necessary personnel and facilities required for it to execute its duties under this Agreement, including, without limitation, personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services).

     (c) In the selection of brokers, dealers or futures commission merchants (which may include Sub-Adviser or its affiliates) and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable execution available, the Sub-Adviser shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other
transactions.   To the extent consistent with applicable law and subject to such policies as the Directors or the Adviser may determine (which policies shall be provided to the Sub-Adviser in writing), the Sub-Adviser may pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser's over-all responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion.

     It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients. Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interest of the Fund as well as its other clients, aggregate, to the extent permitted by applicable laws and rules, the securities to be sold or purchased. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be fair and equitable and consistent with its obligations to the Fund and to such other clients. The Sub-Adviser shall not, however, be required to aggregate securities orders.

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     (d) Sub-Adviser shall not be obligated to pay any expenses of or for the
Fund not expressly assumed by the Sub-Adviser pursuant to this Section 1 other than as provided in Section 3.

     (e) The Adviser agrees to furnish to the Sub-Adviser current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of financial statements, charter documents and such other information with regard to the affairs of the Fund as the Sub-Adviser may reasonably request. The Sub-Adviser agrees to provide to the Adviser and the Fund such periodic and special reports and other information regarding its activities under this Agreement as the Adviser or the Fund may reasonably request. In addition, the Sub-Adviser shall make its officers and employees available to the Adviser from time to time at such reasonable times as the parties may agree to review investment policies of the Fund and to consult with the Adviser or the Fund regarding the investment affairs of the Fund.

2.   OTHER AGREEMENTS, ETC.

     It is understood that any of the shareholders, Directors, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlled by or under common control with the Sub-Adviser; and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Fund or the Variable Contracts, or any other investment vehicle for which the Fund is an eligible investment fund.

3.   COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

     The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered and for the expenses borne by the Sub-Adviser pursuant to Section 1, a monthly fee, computed and paid at the annual rate of ..15 of 1% of the average daily net assets of the Fund for the first three (3) months of the Agreement, and .1333 of 1% of the average daily net assets of the Fund thereafter.

     Such fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its investment advisory contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within ten (10) business days after the end of such month.

     If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

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4.   ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

     This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason; and, except as permitted by law, this Agreement shall not be amended unless such amendment be approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors who are not parties to the Agreement or interested persons of the Fund or of the Adviser or of the Sub-Adviser.

5.   EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

     This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

          (a) The Fund may at any time terminate this Agreement by not more than sixty days' written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Sub-Adviser; or

          (b) Unless either (i) the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund or (ii) a majority of the Directors who are not parties to the Agreement or interested persons of the Fund or of the Adviser or of the Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in a manner consistent with the Act and the rules and regulations thereunder; or

          (c) The Adviser may at any time terminate this Agreement by not less than ninety days' written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser, and the Sub-Adviser may at any time terminate this Agreement by not less than ninety days' written notice delivered or mailed by registered mail, postage prepaid, to the Adviser.

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     Action by the Fund under Section 5(a) above may be taken either (i) by vote of a majority of its Directors, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

     Termination of this Agreement pursuant to this Section 5(a) shall be without the payment of any penalty.

6.   CERTAIN INFORMATION.

     The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended from time to time, and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (b) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; or (c) any portfolio manager of the Fund shall have changed.

7.   CERTAIN DEFINITIONS.

     For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or
(b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

     For the purposes of this Agreement, the terms "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings defined in the Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the rules and regulations thereunder.

8.   NONLIABILITY OF SUB-ADVISER.

     (a) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

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     (b) Failure by the Sub-Adviser to assure that the investment program for the Fund meets the diversification requirements of Section 817(h) of the Code, as required by Section 1(a) of this Agreement, shall constitute gross negligence per se under sub-paragraph 8(a) above and 9(a) below, except to the extent that such failure was due either:

     (i) to the Sub-Adviser's reasonable reliance, in accordance with Section 1(a)(ii) hereof, on the information that Adviser provides pursuant to that Section, which information is subsequently determined in an administrative or judicial forum to be erroneous and to have materially contributed to the Fund's failure to meet the diversification requirements, or

     (ii) to the untimely delivery by the Adviser of the information required by
     Section 1(a)(ii) hereof and provided that such untimely delivery materially contributed to the Fund's failure to meet the diversification requirements.

9.   INDEMNIFICATION.

     (a) Sub-Adviser agrees to indemnify, defend and hold harmless the Adviser and the Fund and their respective affiliated persons from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, counsel fees and expenses of any nature (including amounts paid in settlement with the written consent of the Sub-Adviser, which consent shall not be unreasonably withheld) (collectively, "Losses") arising out of the Sub-Adviser's gross negligence, willful misfeasance, or bad faith or reckless disregard of its duties and obligations hereunder, except that the Adviser and the Fund and their respective affiliated persons shall not be entitled to indemnification from the Sub-Adviser to the extent that the Adviser's gross negligence, willful misconduct, bad faith or reckless disregard of its duties and obligations hereunder materially contributed to the Losses.

     In addition, Sub-Adviser agrees to indemnify the Adviser and the Fund and their respective affiliated persons (collectively, "Indemnified Parties") for, and hold them harmless against all Losses to which the Indemnified Parties or any of them may become subject under any statute, at common law or otherwise, insofar as such Losses (or actions in respect thereof) arise as a result of any failure by the Sub-Adviser, whether unintentional or in good faith or otherwise, to adequately diversify the investment program of the Fund pursuant to the requirements of Section 817(h) of the Code, and the regulations issued thereunder (including, but not by way of limitation, Reg. Sec. 1.817-5, March 2, 1989, 54 F.R. 8730, 51 F.R. 32633), relating to the diversification requirements for variable annuity, endowment, and life insurance contracts, in accordance with Section 1(a)(ii) hereof, provided that the Sub-Adviser shall have been given prompt written notice concerning any matter for which indemnification is otherwise afforded hereunder.

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     (b) Adviser agrees to indemnify, defend and hold harmless Sub-Adviser and its affiliated persons from and again any and all Losses arising out of the Adviser's gross negligence, willful misfeasance, or bad faith or reckless disregard of its duties and obligations hereunder, except that the Sub-Adviser and its affiliated persons shall not be entitled to indemnification from the Adviser to the extent that the Sub-Adviser's gross negligence, willful misconduct, bad faith or reckless disregard of its duties and obligations hereunder materially contributed to the Losses.

10.  RECORDS; RIGHT TO AUDIT.

     The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the Investment Company Act of 1940, all records relating to the Fund's investments made by Sub-Adviser that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 which are prepared or maintained by Sub-Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund or the Adviser on request.

     The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Fund's auditors, the Fund or any representative of the Fund, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

11.  MARKETING MATERIALS.

     The Fund shall furnish to the Sub-Adviser, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named or in which the Sub-Adviser's logo is included. No such material shall be used except with the prior written consent of the Sub-Adviser or its delegate (which consent shall not be unreasonably withheld); provided, however, that the names "Goldman Sachs," "Goldman, Sachs & Co." and/or "Goldman Sachs Asset Management" may be used in any piece of advertising, supplemental sales literature or other promotional material without such prior written authorization if no other information about Sub-Adviser is included in the same piece of advertising, supplemental sales literature or other promotional material. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten calendar days to the Fund shall relieve the Fund of the obligation to obtain the prior written permission of the Sub-Adviser.

     The Sub-Adviser shall furnish to the Fund, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser's affiliates is named. No such material shall be used except with the prior written consent of the Fund or its delegate (which consent shall

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not be unreasonably withheld). The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten calendar days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the prior written permission of the Fund.

12.  CONFIDENTIALITY.

     All information and advice furnished by either party to the other in connection with this Agreement shall be treated as confidential and shall not, without the prior written consent of the other party, be disclosed to third parties except as permitted by Section 11 of this Agreement, or as required by law, regulation or other legal process, or in furtherance of this Agreement.

13.  GOVERNING LAW.

     This Agreement shall be governed by, and construed in accordance with, the laws of State of Delaware without regard to the principles of conflicts of law contained therein; provided, however, that nothing herein shall be construed as being inconsistent with applicable Federal and state securities laws and any rules, regulations and orders thereunder.

14.  NATURE OF RELATIONSHIP.

     This Agreement does not and shall not be deemed to constitute a partnership or joint venture between the parties, and neither party nor any of its directors, officers, employees or agents shall, by virtue of the performance of their obligations under this Agreement, be deemed to be an employee of the other.

15.  SEVERABILITY.

     If any provision hereof is, or at any time should become, inconsistent with any present or future law, rule or regulation of any exchange of any governmental or regulatory body with relevant jurisdiction, such provision shall be deemed modified to conform to such law, rule or regulation, but in all other respects this Agreement shall continue and remain in full force and effect.

16.  NON-WAIVER.

     A waiver by any party of any of the terms and conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of any such term or condition for the future, nor a waiver of any subsequent breach thereof, nor shall it be deemed a waiver of performance of any other obligation hereunder. No waiver of any provision of this Agreement shall be valid unless agreed to in writing by the party or parties against whom such waiver is sought to be enforced.

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     IN WITNESS WHEREOF, the parties have caused this instrument to be signed in duplicate on their behalf by their duly authorized representatives, all as of the day and year first above written.

                                            LINCOLN INVESTMENT
                                            MANAGEMENT, INC.

                                            /s/ Philip C. Byrde
                                            ----------------------
                                            Name:  Philip C. Byrde
                                            Title:  Vice President

                                            GOLDMAN SACHS ASSET
                                            MANAGEMENT, a division of
                                            GOLDMAN, SACHS & CO.

                                            /s/ David B. Ford
                                            ----------------------
                                            Name:  David B. Ford
                                            Title:  Managing Director



Accepted and agreed to
as of the day and year
first above written:

LINCOLN NATIONAL GROWTH AND
INCOME FUND, INC.

/s/ Kelly D. Clevenger
-----------------------
Name: Kelly D. Clevenger
Title: President

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